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                  COMPUTATION OF EARNINGS PER SHARE                 Exhibit 11

               CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES


                                                              (In Millions, Except
                                                               Per Share Amounts)
                                                               Six Months Ended
                                                                    June 30
                                                              ------------------
                                                               1997       1996
                                                              ------      ------
Primary and fully diluted earnings per share:
  Average shares outstanding                                    11.4        11.8
  Net effect of dilutive stock options
    and performance shares based on
    treasury stock method using
    average market price                                        --          --
                                                              ------      ------
  Average shares and equivalents                                11.4        11.8
                                                              ======      ======
  Net income applicable to average
    share and equivalents                                     $ 17.8      $ 21.4
                                                              ======      ======
  Income per share                                            $ 1.52      $ 1.82
                                                              ======      ======


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